Exhibit 99.1

Einride, a Leading Digital, Electric and Autonomous Freight Technology Company, to Go Public via a

Business Combination with Legato Merger Corp. III at a $1.8 Billion Valuation

●	The business combination further strengthens Einride’s unique positioning to lead the transition to autonomous freight operations in a $4.6 trillion global road freight market.

●	Sweden-based Einride has proven commercial traction with over 25 customers, including several blue-chips, across seven countries, and has developed industry-leading autonomous vehicle technology with regulatory permits across the United States and Europe.

●	The growth platform includes a contracted Annual Recurring Revenue (“ARR”) base of $65 million and over $800 million in potential long-term ARR through Joint Business Plans with customers, providing a clear pathway for revenue scaling.

●	Einride’s dual EV/AV platform and proprietary AI technology platform provide the operational foundation for scaling electric and autonomous freight operations with notable customers.

●	The transaction is expected to provide approximately $219 million in gross proceeds before accounting for potential redemptions, transaction expenses and any further financing. Additionally, the Company is seeking up to $100 million in PIPE capital[1].

●	The transaction is further supported by $100 million in crossover capital raised by Einride during 2025 from existing and new institutional investors including a global asset management company based on the West Coast of the United States, EQT Ventures, and NordicNinja.

●	The transaction values Einride at $1.8 billion in pre-money equity value and is expected to result in Einride becoming a publicly listed company on the NYSE.

STOCKHOLM, SWEDEN & NEW YORK, NY – Einride AB (“Einride” or the “Company”), a technology company driving the transition to electric and autonomous freight operations for some of the world’s largest shippers, and Legato Merger Corp. III (NYSEAMERICAN: LEGT) (“Legato”), a special purpose acquisition company, announced today that they have entered into a definitive business combination agreement for a proposed business combination (the “Transaction”) that would result in Einride becoming a NYSE-listed public company.

The Transaction is expected to create the public market’s premier autonomous and electric freight technology platform, combining Einride’s technology platform and operational expertise across seven countries with proven commercial traction and leadership in autonomous vehicle deployments. Upon closing, the combined company is expected to continue its operations with more than 25 enterprise customers, manage and grow its current fleet of approximately 200 electric vehicles, and advance scaling autonomous deployments with customers that today include GE Appliances and Apotea, Sweden’s leading online pharmacy.

Business Overview

Founded in 2016 and headquartered in Stockholm, Sweden, Einride has established itself as a leading technology company helping global customers to cost-efficiently transition their logistics to electric and autonomous technology. Einride’s business model centers on a dual Freight-Capacity-as-a-Service (FCaaS) and Software-as-a-Service (SaaS) approach through its proprietary AI powered platform, which orchestrates the entire ecosystem required for electric and autonomous operations. Under its FCaaS model, Einride provides end-to-end freight services for both driver operated heavy-duty commercial electric trucks and heavy-duty autonomous electric trucks. Through its SaaS offering, Einride can license its technology platform to third parties, including both the operational planning AI software and Einride’s proprietary autonomous driving system, creating multiple revenue streams and scalability pathways.

Building on its U.S. headquarters located in Austin, Texas, Einride is deepening its commitment to the United States as a driving force in technological innovation. The United States represents a critical growth market for autonomous freight technologies, supported by a favorable macroeconomic environment, forward-thinking policy and regulatory initiatives, and a strong ecosystem.

As a global leader in autonomous freight mobility, Einride is expanding its American footprint to better serve its strong base of U.S. customers. Currently, the United States represents the Company’s second largest market and the Company plans to continue to invest in the United States over the coming years to accelerate deployment of its autonomous systems, establish domestic hardware supply chains, bolster R&D efforts, and create jobs across key logistics and technology hubs, thereby delivering lasting value for American partners, customers, and communities alike.

The Company has demonstrated top-tier commercial traction with over 1,700 driverless hours in contracted customer operations, over 11 million electric miles driven, and over 350,000 executed shipments, which position it to be a clear market leader in electric and autonomous freight deployment. With a current run-rate ARR of approximately $45 million and a total contracted base of $65 million ARR in signed customer contracts, Einride has achieved strong commercial validation with a customer base of blue-chip global transport buyers. Additionally, the Company has a base of more than $800 million of potential long term ARR within its Joint Business Plans, which are detailed scaling plans with customers for the continued expansion of electric and autonomous deployments. The Company’s operational excellence is evidenced by its 99.7% on-time performance rate, which showcases both the reliability and scale of its electric freight operations.

Einride leverages its suite of AI planning tools to match customer demand with optimized vehicle operations, achieving an approximately 13% reduction in fleet-level total cost of ownership, compared to the diesel baseline, with even further cost savings potential through the deployment of Einride’s autonomous freight solutions, and nearly 90% accuracy in energy predictions. Einride’s comprehensive platform manages everything from charging infrastructure optimization to battery management systems. This enables the Company to offer full-service freight solutions under take-or-pay contracts averaging 4.5 years in duration with minimum volume commitments, providing strong revenue visibility and predictable cash flows.

Autonomous Technology Architecture

Einride’s autonomous technology stack, built entirely in-house and from the ground up for driverless operations, enables a superior cost transition to autonomous freight operations for its customers. The software stack is incorporated into Einride’s autonomous cab-less vehicles and deployed for autonomous operations with Einride’s shipper customers. Additionally, the technology stack is vessel-agnostic and can be deployed across multiple vehicle platforms beyond Einride’s own proprietary autonomous cab-less electric trucks. This provides additional revenue streams in areas such as defense and specialized civilian applications.

To the Company’s knowledge, Einride was the first company globally to receive permits for cab-less heavy-duty autonomous vehicle operations on public roads (2019 in Europe, 2022 in the United States), and has maintained zero traffic incidents across all operations. The Company employs a comprehensive three-modality perception stack combining LiDAR, camera, and radar technologies, which is an approach that has become industry standard for heavy-duty commercial applications. This multi-modal sensor suite, combined with motion sensors and Global Navigation Satellite System (GNSS) satellite tracking, feeds into Einride’s proprietary dual-path software architecture, comprised of a primary deep learning model that provides human-like driving behavior, supported by a secondary rule-based, deterministic system that serves as a guardrail and forms the foundation for regulatory approvals.

Safety & Regulatory Leadership

Safety is fundamental to Einride’s operations and serves as the foundation for its regulatory achievements. The Company maintains its proven safety record through a proprietary safety case that is documented and third-party audited. This safety framework has enabled Einride to secure permits for public road operations for heavy-duty cab-less autonomous vehicles in four countries across North America and Europe. The Company’s regulatory approach has evolved from initial nine-month approval processes to recent permits obtained in weeks, demonstrating growing regulatory acceptance of Einride’s solutions and established track record with authorities.

Management Commentary

“Today marks a defining moment for Einride and for the future of freight technology,” said Roozbeh Charli, CEO of Einride. “We’ve proven the technology, built trust with global customers, and shown that autonomous and electric operations are not just possible, but better. This Transaction positions us to accelerate our global expansion and continue to deliver with speed and precision for our customers. The foundation is built, the demand is clear, and our focus is on execution and delivering the future of freight.”

“From the start, Einride has been about more than just technology, it has been about transforming an entire industry,” remarked Robert Falck, Founder and Executive Chairman of the Board of Einride. “Together with Roozbeh and the team, we’ve built a strong foundation and are now well-positioned to execute on that vision and enable an electric and autonomous future for the industry.”

“Our proprietary technology stack, purpose built for autonomous operations, combined with our vessel-agnostic approach, provides significant competitive advantages,” commented Henrik Green, CTO of Einride. “With our demonstrated safety record and established ability to operate autonomous vehicles commercially, we are well-positioned to capture the significant market opportunity as the industry transitions to electric and autonomous freight.”

“This transaction with Einride aligns with our vision to bring industry-leading, innovative technology to the public markets,” added Eric Rosenfeld, Chief SPAC Officer of Legato. “Einride’s proven customer relationships, regulatory achievements, and technology platform position the Company to be a leader in the transformation of the freight industry. We believe that the market fundamentals are strong, the timing is right, and Einride has the operational excellence to capitalize on this massive shift in how goods move around the world.”

Transaction Overview

The Transaction values Einride at $1.8 billion in pre-money equity value and is expected to generate approximately $219 million in gross proceeds before accounting for potential redemptions of Legato’s public shares, transaction expenses and any further financing. Additionally, the Company is seeking up to $100 million of private investment in public equity (“PIPE”) capital to accelerate growth1. As announced previously, the transaction is further supported by $100 million in crossover capital raised by Einride during 2025 from existing and new institutional investors including a global asset management company based on the West Coast of the United States, EQT Ventures, and NordicNinja.

[1]	There is no assurance that the PIPE transaction will be completed as no definitive agreements have been executed to date. Further, neither the terms of any investment nor the form of any securities to be issued in the PIPE transaction have been determined. If completed, the final amount raised through the PIPE transaction may be greater than, less than or equal to $100 million.

The existing shareholders of Einride are expected to own approximately 83% of the pro-forma equity after closing of the Transaction, assuming the Company raises a $100 million PIPE. Einride’s existing management team will continue to lead the Company following completion of the Transaction.

The Transaction was unanimously approved by the Boards of Directors of Legato Merger Corp. III and Einride. Completion of the proposed Transaction is anticipated to occur in the first half of 2026 subject to customary closing conditions, including regulatory approvals.

For additional information about the Transaction, see Legato’s Current Report on Form 8-K, which will be filed promptly, following the issuance of this press release, and which can be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

Webcast

Einride has posted a webcast providing an overview on its business and the Transaction. The webcast is available on demand. Please visit the Company’s investor webpage at https://www.einride.tech/investors to access it, along with other investor materials.

Advisors

TD Cowen is serving as financial and capital markets advisor to Einride.  TD Cowen and BTIG, LLC are engaged as placement agents to Einride.  BTIG, LLC is serving as capital markets advisor to Legato.  DLA Piper LLP (US), Advokatfirma DLA Piper Sweden KB, and Conyers Dill & Pearman LLP are serving as legal counsel to Einride. Graubard Miller, Lindskog Malmström Advokatbyrå AB, and Appleby (Cayman) Ltd. are serving as legal counsel to Legato. Greenberg Traurig, LLP is serving as legal counsel to TD Cowen and BTIG, LLC.

About Einride:

Founded in 2016, Einride is a technology company that develops and operates digital, electric and autonomous freight solutions to accelerate the transition to future proofed transportation in a cost-efficient way. Its technology platform includes AI powered planning and optimization, autonomous technologies, one of the world’s largest electric heavy-duty fleets and charging infrastructure. Einride is serving customers across North America, Europe and the Middle East.

About Legato Merger Corp. III:

Legato Merger Corp. III (NYSEAMERICAN: LEGT) is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of U.S. federal securities laws with respect to the proposed transaction between Einride and Legato, including, but not limited to, statements regarding the benefits of the transaction, the anticipated benefits of the transaction, Einride’s or Legato’s expectations with respect to future performance, the addressable market for Einride’s solutions and services, capitalization of Einride after giving effect to the transaction, the percentage of the Company’s shareholders’ ownership interest in the equity of the combined company following the closing of the transaction and Einride’s expected investments in the U.S. market. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are their managements’ current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company and Legato, and, as a result, are subject to risks and uncertainties. Any such expectations and assumptions, whether or not identified in this press release, should be regarded as preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of definitive agreements with respect to the transaction; (2) the outcome of any legal proceedings that may be instituted against Legato, Einride, the combined company or others following the announcement of the transaction and any definitive agreements with respect thereto; (3) the amount of redemption requests made by Legato public shareholders and the inability to complete the business combination due to the failure to obtain approval of the shareholders of Legato, to obtain financing to complete the transaction or to satisfy other conditions to closing; (4) risks related to the scaling of the Company’s business and the timing of expected business milestones; (5) the ability to meet stock exchange listing standards following the consummation of the transaction; (6) the risk that the transaction disrupts current plans and operations of the Company as a result of the announcement and consummation of the transaction; (7) the ability to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the transaction; (9) risks associated with changes in laws or regulations applicable to the Company’s solutions and services and the Company’s international operations; (10) the possibility that the Company or the combined company may be adversely affected by other economic, geopolitical, business, and/or competitive factors; (11) supply shortages in the materials necessary for the production of Einride’s solutions; (12) negative perceptions or publicity of the Company; (13) risks related to working with third-party manufacturers for key components of Einride’s solutions; (14) the termination or suspension of any of Einride’s contracts or the reduction in counterparty spending; and (15) the ability of Einride or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s registration statement on Form F-4 to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), and other documents filed by the Company and/or Legato from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this press release are qualified by these cautionary statements. The Company and Legato assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by applicable law. Neither the Company nor Legato gives any assurance that either the Company or Legato will achieve its expectations. The inclusion of any statement in this press release does not constitute an admission by the Company or Legato or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

In connection with the transaction, the Company intends to file a registration statement on Form F-4 with the SEC that will include a proxy statement of Legato and a prospectus of the Company. After the registration statement is declared effective, the definitive proxy statement/prospectus will be sent to all Legato shareholders as of a record date to be established for voting on the proposed transaction. Legato also will file other documents regarding the proposed transaction with the SEC. This press release does not contain all the information that should be considered concerning the proposed transactions and is not intended to form the basis of any investment decision or any other decision in respect of the transactions. Before making any voting or investment decision, investors and shareholders of Legato are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. Investors and shareholders will be able to obtain free copies of the registration statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Legato through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Legato may be obtained by written request to Legato at Legato Merger Corp. III, 777 Third Avenue, 37th Floor, New York, NY 10017.

Participants in the Solicitation

Legato and the Company and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Legato’s shareholders in connection with the proposed transaction. Information about Legato’s directors and executive officers and their ownership of Legato’s securities is set forth in Legato’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Legato, Einride or the combined company resulting from the proposed transaction, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act. This press release is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction in where such distribution or use would be contrary to local law or regulation.

Investor Center

https://www.einride.tech/investors

Investor & Media Contacts

Einride

Christina Zander

Head of Communications

Einride

press@einride.tech

Einride@icrinc.com

Legato Merger Corp. III

Eric Rosenfeld

Chief SPAC Officer

Legato Merger Corp. III

ir@legatomerger.com